Exhibit 23

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

To the Board of Directors
Glen Rose Petroleum Corporation

We hereby consent to the incorporation by reference in the previously filed Registration Statements of Glen Rose Petroleum, a Delaware corporation, formerly known and operating as United Heritage Corporation, a Utah corporation, on Form S-8 (File Nos. 333-64711, 333-51362, 333-100739) of our Independent Registered Public Accounting Firm’s Report, dated July 16, 2007 appearing in this Annual Report on Form 10-K/A of Glen Rose Petroleum, a Delaware corporation, formerly known and operating as United Heritage Corporation, a Utah corporation for the year ended March 31, 2007.

/s/ Weaver and Tidwell, L.L.P.

WEAVER AND TIDWELL, L.L.P.

Fort Worth, Texas
July 31, 2009